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EXHIBIT 99


             HAYES LEMMERZ INTERNATIONAL SIGNS DEFINITIVE AGREEMENT
                          TO ACQUIRE CMI INTERNATIONAL


 -- Acquisition to Position Hayes Lemmerz as a Leading Corner Module
    Integrator --

         ROMULUS, MI -- November 20,1998 -- Hayes Lemmerz International, Inc. (NYSE: HAZ), the world's leading supplier of wheels and brake components to the transportation industry, announced today that it will acquire CMI International, Inc., a world-class, full-service supplier of wheel-end, suspension, structural and powertrain automotive components.

         Hayes will pay an aggregate purchase price of $605 million, including $437 million in cash and the assumption of approximately $168 million of existing debt. The transaction will be financed with senior credit facilities and is expected to be neutral relative to Hayes' fiscal year 1999 earnings and accretive to earnings beginning in fiscal 2000. The transaction is expected to close in early 1999 following receipt of standard governmental and regulatory approvals. Hayes intends to nominate Mr. Ray H. Witt, the Chairman of CMI, to serve as a board member of Hayes Lemmerz International after the completion of the transaction.

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         The synergistic combination joins two world-class original equipment suppliers with highly complementary products, leading market positions, strong management teams, and excellent design, engineering, production, and testing technologies. The acquisition also provides Hayes Lemmerz with the critical mass necessary to compete in the global market and gain the coveted corner module supplier status that can accelerate sales growth and margin improvement opportunities.

         The combined company is expected to have pro forma sales of over $2.6 billion with 36 plants and eleven joint ventures. There will be over 15,000 employees worldwide.

         "CMI is a world-class supplier of brake, suspension, structural and other lightweight automotive components and is a tremendous fit with Hayes Lemmerz," said Ron Cucuz, Chairman and Chief Executive Officer of Hayes Lemmerz. Together with CMI, the company is well positioned as a top corner module supplier and a leader in the growing lightweight aluminum and polymer components markets. We believe that this acquisition will strengthen our strategic position globally, enhancing shareholder value and lead to enhanced growth and margin opportunities."

         "We are pleased to be joining the leading manufacturer of world-class wheels and can see the synergies of Hayes' brake products with our corner suspension module components," said Ray Witt Chairman of CMI. "Our complementary strengths will ensure that we continue to be market leaders in our respective industries while providing a more complete package to our customers."

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         CMI, based in Southfield, Michigan, is a premier independent full-service supplier of aluminum, iron, and advanced polymer components. CMI, together with its ownership in A-CMI, a joint venture with Alcoa, has 4,000 employees and 13 facilities in three countries. CMI is a world leader in casting and machining technology and the design, engineering, and production of corner components. CMI's fiscal 1998 sales were $561 million.

         Hayes Lemmerz International, Inc. (NYSE: HAZ), with annual pro forma sales of over $2.0 billion, is the world's largest wheel manufacturer and is a leader in the design, engineering, and manufacture of steel and aluminum wheels and brake drums and rotors for the automotive and commercial highway markets in North and South America, Europe, and Asia. In 1993, its first year as a public company, Hayes had revenues of $428 million. Since 1993, Hayes Lemmerz has successfully grown the business by introducing new products, growing its content per vehicle with virtually all of the world's car producers, and completing numerous strategic global acquisitions, including Motor Wheel Corporation in July 1996, and Lemmerz Holding GmbH in July 1997, and several global acquisitions in developing markets in 1998. Hayes Lemmerz International has more than 11,000 employees and 27 manufacturing facilities in 12 countries worldwide.


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